Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of American Reprographics Company of our report dated February 27, 2009, except for (1) the effects of the change in the manner in which the Company accounts for noncontrolling interest in consolidated subsidiaries as discussed in Note 2, as to which the date is February 26, 2010, and (2) the condensed consolidating financial information for the year ended December 31, 2008, as presented in Note 6, as to which the date is March 9, 2011, relating to the financial statements and financial statement schedule, which appears in American Reprographics Company’s Annual Report on Form 10-K for the year ended December 31, 2010. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PRICEWATERHOUSECOOPERS LLP
Los Angeles, California
May 20, 2011
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